Exhibit 99.2

For Immediate Release
Contact:
Carol D. DeGuzman
Senior Director
Corporate Communications
Tel: 650 238 3370
Email:  cdeguzman@telik.com

TELIK PRESENTS POSITIVE DATA FROM COMPLETED PHASE 2 TRIAL OF TLK286 IN
PLATINUM REFRACTORY OR RESISTANT NON-SMALL CELL LUNG CANCER

South San Francisco, CA, November 20, 2002 – Telik, Inc. (Nasdaq: TELK) presented positive data from the completed Phase 2 clinical trial of its TLK286 product candidate in patients with advanced, platinum-resistant non-small cell lung cancer. In the trial, TLK286 prolonged expected survival and had significant single agent activity in patients with highly resistant disease. The data were presented today at the EORTC/NCI/AACR Symposium on Molecular Targets and Cancer Therapeutics in Frankfurt, Germany.

Fifty-one patients with advanced non-small cell lung cancer were treated with TLK286 every three weeks until disease progression in a multicenter clinical trial. One-year survival was the primary endpoint of the trial with median survival a secondary endpoint.

Overall median survival in this trial (Kaplan-Meier analysis) was 9 months with 38% of patients alive at one year. Fifty-one percent of patients had durable disease stabilization, which correlated with improved median survival of the responders of 12 months. The longest duration of treatment is 20 cycles and ongoing over 16 months.

All patients were either refractory or resistant to platinum and taxane-based therapy. Fifty-five percent of the patients received TLK286 as third or fourth line treatment, while 45% received TLK286 as second line therapy. Approximately 25% of patients were resistant to second line docetaxel, and more than half had failed one or more third or fourth line therapies including Gemzar® and Iressa®.

TLK286 was generally well-tolerated, without the toxicities associated with conventional chemotherapy. Most toxicities were classified as mild to moderate. There were few grade 3 and no grade 4 toxicities.

“The overall median survival in this trial compares favorably to an expected median survival of approximately four months in third and fourth line patients and six months in second line patients,” said Gail L. Brown, M.D., senior vice president and chief medical officer. “Telik is also conducting a Phase 2 trial examining the effect of TLK286 administered in combination with Taxotere®, based upon positive preclinical data presented today. Results from these trials will support our plans to conduct Phase 3 registration trials of TLK286 in patients with non-small cell lung cancer.”

About TLK286

TLK286 is a small molecule antitumor drug that has a novel mechanism of action. TLK286 is activated by GST P1-1, an enzyme that is present in higher levels in many human cancers than in normal tissues. Upon activation, TLK286 initiates an intracellular process known as apoptosis, or programmed cell death. More than 320 patients have received a total of more than 1,400 doses of TLK286 in eight clinical trials.

About Telik

Telik, Inc. of South San Francisco, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, a tumor activated small molecule drug that is in Phase 2 clinical trials in ovarian, non-small cell lung, colorectal and breast cancer. Telik’s product candidates were discovered using its proprietary technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statement regarding the tolerability or potential efficacy of TLK286, or its potential in the treatment of one or more types of cancer, or Telik’s plans to initiate additional clinical trials. Telik can give no assurance with regard to these statements. TLK286 has been tested only in open-label uncontrolled clinical trials. Substantial additional testing, including randomized, controlled clinical trials, will be necessary prior to seeking regulatory approval to market TLK286, and there can be no assurance that such trials will be initiated, have a successful outcome, or that regulatory approval of TLK286 will be obtained. Telik is reliant on external manufacturing of TLK286. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information in this press release.

EORTC/NCI/AACR Symposium: European Organization for Research and Treatment of Cancer/National Cancer Institute/American Association for Cancer Research Symposium on Molecular Targets and Cancer Therapeutics, November 19–22, 2002, Frankfurt, Germany